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                                                                   EXHIBIT 99.1

For More Information:

Matthew Kyler
Stockwalk.com Group, Inc.
612.542.3626
mkyler@stockwalk.com



         STOCKWALK.COM GROUP, INC. COMPLETES PURCHASE OF R.J. STEICHEN & COMPANY

         MINNEAPOLIS...August 1, 2000...Stockwalk.com Group, Inc. (Nasdaq:
STOK), parent company of Miller, Johnson & Kuehn (MJK), Stockwalk.com, Inc. and Online Brokerage Solutions, Inc., announced it has completed its previously announced merger transaction with R.J. Steichen & Company, a Minneapolis-based regional brokerage firm. Stockwalk.com Group issued 4.3 million shares of restricted Stockwalk common stock to the shareholders of Steichen in exchange for Steichen's outstanding common stock. An additional 2,000,000 shares may be issued upon the achievement of certain pre-tax earnings during the two-year period following closing.

         The Steichen transaction marks the completion of the first purchase of two regional brokerage firms for Stockwalk.com Group, as announced June 6. The acquisition of Kinnard Investments, Inc. (Nasdaq: KINN), also a regional brokerage in Minneapolis, is scheduled to be completed on September 11, 2000. Upon completion of both transactions, Stockwalk.com Group's full service operations will feature more than 400 registered representatives, 850 employees and 34 branch offices in eight states.

         "The addition of R.J. Steichen to the Stockwalk.com Group family greatly strengthens our full-service business at a time when there is much consolidation in our industry," said Eldon D. Miller, Chairman and Chief Executive Officer of Stockwalk.com Group. "Steichen is very




                                 Exhibit 99.1-1
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profitable and well-run by Jack Feltl and his staff. Along with Kinnard
Investments and our MJK subsidiary, we will become one of the largest regional brokerages in the upper Midwest, and that will mean more investment opportunities for our clients."

         R.J. Steichen had pre-tax earnings of $2.1 million on $12.5 million in revenues for its third quarter and had pre-tax earnings of $7.8 million on revenues of $43.8 million for the nine months ended June 30, 2000. Jack Feltl, President and Chief Executive Officer of R.J. Steichen, will continue to operate Steichen independently, although the firm is exploring synergies with Kinnard and MJK as it relates to staffing and other services. Both Mr. Feltl and his son, John C. Feltl, will become directors of Stockwalk.com Group.

ABOUT STOCKWALK.COM GROUP, INC.

         Based in Minneapolis, Minnesota, Stockwalk.com Group, Inc. is the parent company of MJK Holdings, Inc., which owns Miller, Johnson & Kuehn, Incorporated, a full service brokerage, and Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk). Both subsidiaries are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC), and MJK is a member of the Chicago Stock Exchange. Online Brokerage Solutions, Inc. provides online trading services to financial institutions and web portals. For more information, visit www.stockwalkgroup.com.

         Forward Looking Statement: The matters set forth in this public dissemination, including management's expectations regarding future growth and profitability, are forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that could cause actual results to differ materially from such statements. These potential risks and uncertainties include, among other factors, the volatile nature of financial markets and the securities industry, rapidly growing





                                 Exhibit 99.1-2
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competition in the financial services industry, dependence on and competition for experienced personnel, successful implementation of the company's long-term strategy and federal and state regulatory and legislative changes.

















                                 Exhibit 99.1-3